12-08-1999

U.S. Patent & TMOfc/TM Mail Rcpt Dt. #40

EXHIBIT A

DRAWING PAGE

APPLICANT'S NAME:	**CRYOPORT SYSTEMS, LLC**
ENTITY TYPE:	**A California Limited Liability Company**
APPLICANT'S BUSINESS ADDRESS:	**1120 PRINCETON DRIVE MARINA DEL REY, CA 90292**
DATE OF FIRST USE:	**INTENT-TO-USE**
DATE OF FIRST USE IN COMMERCE:	**INTENT-TO-USE**
INTERNATIONAL CLASS:	**16**
GOODS:	**INSULATED SHIPPING CONTAINERS FOR TRANSPORTING FROZEN MATERIALS IN INTERNATIONAL CLASS 16**

CRYOPORT

TRADEMARK

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